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EXHIBIT 10.16(A)

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT, made and entered into as of the 31st day of December, 1999 (the "Agreement"), by and between North Fork Bancorporation, Inc., a Delaware corporation ("Company"), and Thomas M. O'Brien (the "Executive").

                                    RECITALS

     WHEREAS, effective as of the date hereof, the Executive is resigning from his position as an executive officer of the Company and North Fork Bank, a New York trust company and wholly owned subsidiary of the Company (the "Bank"), while continuing to serve as a Director and Vice Chairman of the Company and the Bank; and

     WHEREAS, the Company and the Executive seek to enter into an arrangement pursuant to which the Executive, following his resignation, will make himself available to provide to the Company and the Bank advice, consultation and assistance on an as-needed basis with respect to certain matters pertaining to the overall management and business of the Company and the Bank, as may be requested from time to time by the President of the Company or its Board of Directors; and

     WHEREAS, the Executive is willing to make himself available for such services pursuant to, and in accordance with, the terms of this Agreement; and



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     WHEREAS, the parties intend that each will have certain other rights and responsibilities with respect to such arrangement for the duration thereof, all as more fully set forth below;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Company and the Executive agree as follows:

     1. SERVICES FURNISHED.

          (a) During the Services Period (as defined in Section 2, below), the Executive shall hold himself available to provide, and shall provide, such advisory services relating to aspects of the business and operations of the Company and the Bank as to which he gained specialized knowledge and experience in the course of his employment with the Company, the Bank or North Side Savings Bank prior to January 1, 2000 as the Company may reasonably request, including, but not be limited to, rendering advice and assistance in connection with litigation or threatened litigation meeting such description, as, for example, by advising the Company exclusively on the prosecution, defense and settlement of any such litigation, providing non-inculpatory testimony as a witness on behalf of the Company or the Bank, and evaluating any settlement proposal or proposals to terminate or cease prosecuting any case or to pursue or abandon any appeals.

          (b) The Executive may engage in business activities and may perform services, as an employee or independent contractor, other than for the Company (including but not limited to private employment with competitors of the Company and employment in the public sector as an elected or appointed official), and such business activities and/or the performance of such services shall not be deemed to impair the Executive's availability to perform services for the Company as contemplated by this Agreement so long as the Executive makes himself available on a reasonable basis outside of normal business hours, it being understood that



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the Company shall not have the right to require, and shall not require, the delivery of advisory services in any manner that does, or would reasonably be expected to, interfere with the Executive's ability to engage in such other employment or self-employment described above on a substantially full-time basis during normal business hours. If as a result of any such other employment or self-employment, the Executive believes that he may be required, due to an actual or potential conflict-of-interest, to discontinue rendering particular advisory services hereunder for a period of time or to decline to render particular advisory services requested of him hereunder, he shall so advise the Company and may discontinue or decline the rendering of such services, but such discontinuance or declination shall not terminate the Services Period or adversely affect the Executive's rights under this Agreement.

          (c) In the performance of any services required of him hereunder, the Executive shall have exclusive control over the manner of performance of such services, including, without limitation, the selection, supervision and compensation of personnel, if any, in addition to the Executive to be involved in the performance of such services, the selection methods, procedures, strategies and equipment to be employed in the performance of such services, and determination of the times, places and dates at which such services will be performed, subject to the right of the Company, through its President or Board of Directors, to establish limitations on the amount of reasonable expenses incurred by the Executive that the Company will be obligated to reimburse, as set forth in Section 3(b).

     2. TERM. The term of this Agreement and the obligation of the Executive to render services hereunder shall commence as of 12:01 a.m. on January 1, 2000, and shall continue during the period (the "Services Period") extending from such commencement until the expiration of this Agreement upon the normal expiration date of this Agreement, which shall be



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December 31, 2005. This Agreement and the Services Period may be terminated prior to such normal expiration date as follows: (i) by the Company, if it obtains the express written consent of the Executive to such termination; (ii) by the Company, if it provides for the full vesting, as of or prior to such termination, of all restricted stock awards granted to the Executive prior to January 1, 2000 under the Company's 1994 Key Employee Stock Plan and 1998 Stock Compensation Plan (collectively, the "Plans") and listed on Schedule A attached to this Agreement and made a part hereof (the "Outstanding Restricted Stock");
(iii) by the Company, by written notice of termination given to the Executive, following (A) the Executive's material breach of his obligations under section 1 hereof and subsequent failure to substantially cure such breach within the 30-day period following his receipt of a written notice of breach from the Company, (B) the Executive's material breach of his obligations under Section 5 hereof, if such breach shall have materially damaged the Company, or (C) the Executive's conviction of, or plea of guilty or nolo contendere to, the commission of a felony; or (iv) by the Executive, upon 30 days' notice to the Company.

     3. OFFICE SPACE; EXPENSES.

          (a) Office Space. If and as may be required by the Executive in order to perform services hereunder, the Company will provide the Executive with suitable office space at its main offices at 275 Broad Hollow Road, Melville, New York, and with appropriate secretarial, clerical and other administrative support and assistance.

          (b) Expenses. Subject to such limitations as may be established from time to time by the President of the Company or its Board of Directors, the Company will reimburse the Executive for any reasonable expenses incurred by him in connection with services rendered by him pursuant to this Agreement.



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     4. COMPENSATION.

          (a) The Company shall have no obligation to pay, and the Executive shall have no right to claim, cash compensation (other than reimbursement of expenses pursuant to section 3(b) of this Agreement) in consideration of his remaining available to provide and his provision of the services contemplated by this Agreement, it being the understanding of the parties that the sole compensation (other than reimbursement of expenses) due to the Executive under this Agreement shall be the potential vesting of the Executive's Outstanding Restricted Stock and the continuing exercisability of all stock options granted to the Executive under the Plans prior to January 1, 2000, and outstanding on such date, as listed on Schedule A attached hereto ("Outstanding Stock Options"), all of which were fully exercisable upon grant, in each case as further described in Section 4(b).

          (b) The Company hereby stipulates that: (i) upon commencement of the Services Period under this Agreement, the Executive's "employment" with the Company and its subsidiaries shall be deemed to have continued unbroken from prior periods, and thereafter during the Services Period the Executive's "employment" with the Company and its subsidiaries shall be deemed to continue unbroken, in each case for purposes and only for purposes of the vesting of the Outstanding Restricted Stock and the continuing exercisability of the Outstanding Stock Options, and (ii) the Executive's withdrawal from availability to provide services under this Agreement upon expiration of this Agreement on the normal expiration date hereof (December 31, 2005) shall be deemed an approved early retirement of the Executive which shall result in the full vesting of all Outstanding Restricted Stock. Attached to this Agreement as Exhibit B is a certified copy of a resolution duly adopted by the Compensation Committee of the Company (i) approving such withdrawal as an early retirement and a vesting event for all



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purposes of the Outstanding Restricted Stock and the agreements between the
Company and the Executive relating thereto, and (ii) exercising its powers of interpretation to cause the Services Period to be deemed a part of the Executive's period of continuous and unbroken employment for purposes of the Outstanding Restricted Stock and Outstanding Stock Options and the agreements between the Company and the Executive relating thereto (the "Awards Agreements"). Execution of this Agreement shall not constitute an amendment, modification or termination of any Stock Plan or any of the Awards Agreements. Subject to the approvals and interpretations evidenced by the resolutions of the Compensation Committee attached to this Agreement as Exhibit B, the Stock Plans and the terms of all Awards Agreements shall, insofar as they apply to the Executive, remain and continue in full force and effect. Except as provided above or in any other agreement between the Company and the Executive or any other plan of the Company covering the Executive, the Executive shall not be deemed by virtue of this Agreement or the services to be performed by him hereunder to be or to continue to be an "employee" of the Company and/or its subsidiaries under any of the Company's other employee benefit plans, or to be entitled to receive what an employee may be entitled to receive thereunder, provided, however, that nothing in the foregoing clause will limit the right of the Executive to receive or to continue to receive benefits payable or accruing to him under some or all of such other employee benefit plans of the Company as a former qualifying active employee of the Company and/or its subsidiaries thereunder.

          (c) Nothing in Sections 4(a) or 4(b) above shall imply or suggest that early termination of this Agreement pursuant to Sections 2(a)(i), (iii) or (iv) will constitute in and of itself an approved early retirement of the Executive within the meaning of any Award Agreement or will result in and of itself in the vesting of any Outstanding Restricted Stock.



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     5. Confidentiality. Except to the extent otherwise authorized by the
Company, the Executive agrees to keep confidential all information coming into his possession in the course of his employment with the Company or provision of services under this Agreement that is not otherwise in the public domain and that belongs or relates to or emanates from the Company or its subsidiaries. Nothing in this Agreement, however, shall prohibit the Executive, with or without the Company's authorization, from producing documents, providing testimony or otherwise participating or cooperating in any judicial or administration action, proceeding, investigation or other activity to the extent he is advised in writing by legal counsel that such document production, testimony, participation or cooperation is required under applicable law.

     6. Indemnification. To the maximum extent permitted under applicable law, during the Services Period and for a period of six (6) years thereafter, the Company shall indemnify the Executive against and hold him harmless from any and all claims, costs, liabilities, losses and exposures suffered or incurred by him as a result of his rendering services hereunder, except for any such claims, costs, liabilities, losses or exposures suffered or incurred by the Executive as a result of intentional bad acts or omissions. The Company also shall indemnify the Executive for all legal fees and expenses incurred by the Executive in contesting or disputing any termination of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement, unless such fees and expenses are determined by a court of competent jurisdiction to have been incurred as a result of the Executive's bad faith. The indemnification provided herein shall be in addition to, and not in lieu of, any other indemnification provided by the Company or its subsidiaries to the Executive under any other contract or agreement or under any bylaw or charter provision. The provisions of this section 6 shall be in addition to, and not



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in substitution for, any rights which the Executive may now have or may in the future acquire to coverage under policies of errors and omission insurance obtained by the Company or any of its subsidiaries relating to services provided by him as any officer, employer or director of any of them or services (including service as a fiduciary) provided by him to others at the request of the Company or any of its subsidiaries.

     7. Entire Agreement; Amendment; Waiver. This Agreement cancels and supersedes all previous agreements or understandings between the parties relating to the subject matter hereof, and embodies the entire agreement and understanding of the parties with respect to the subject matter hereof, and shall not be amended, modified or supplemented in any respect except by a subsequent written instrument entered into by the parties. The performance of or compliance with any covenant given herein or the satisfaction of any condition to the obligations of either party hereunder may be waived by the party to whom such covenant is given or whom such condition is intended to benefit, except to the extent any such condition is required by law; provided, however, that, no waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof nor shall any such waiver constitute a continuing waiver.

     8. Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and representatives and the Company and its respective successors and assigns.

     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute



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one agreement which is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

     10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

     11. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof. Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C.ss.1828(k), and any regulations promulgated thereunder.

     12. Notices. Any communication required or permitted to be given to a party under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) calendar days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as either party may by written notice specify to the other party:

     If to the Executive:

         Thomas M. O'Brien




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     copy to

         Thacher Proffitt & Wood
         Two World Trade Center
         New York, New York 10048
         Attention:  W. Edward Bright, Esq.

     If to the Company:

         North Fork Bancorporation, Inc.
         275 Broad Hollow Road
         Melville, New York 11747
         Attention:  Chief Executive Officer

     13. Survival. Any provisions of this Agreement which, by its express terms or in practical effect, contemplates performance after the expiration of the Services Period or termination of this Agreement shall survive the expiration of the Services Period or termination of this Agreement.



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     IN WITNESS WHEREOF, the parties have executed this Agreement or caused this
Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

                                       NORTH FORK BANCORPORATION, INC.


                                       By: /s/  Daniel M. Healy
                                                Daniel M. Healy
                                                Executive Vice President and
                                                Chief Financial Officer

                                       "THE EXECUTIVE"

                                       /s/  Thomas M. O'Brien
                                            Thomas M. O'Brien



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                                                                       Exhibit A

                               Outstanding Awards
                             as of December 31, 1999
                             -----------------------

Restricted Stock
----------------

       No. of Shares(1)                     Date of Grant
       ----------------                     -------------

           37,500                            12/09/97
           25,000                            12/16/98
           30,000                            12/13/99



Stock Options(2)
----------------


      No. of Shares(1)         Date of Grant          Exercise Price(1)
      ----------------         -------------          -----------------

            30,000                12/09/97                   21.15
             9,774                04/23/98                   26.88
            48,809                04/23/98                   26.88
            20,000                12/16/98                   20.47
            25,000                12/13/99                 18.1563


---------------------------------
(1)  Adjusted to reflect stock dividends and stock splits post grant date.

(2) All stock options granted to the Executive were fully exercisable by him immediately upon grant.